Exhibit 20.5
                                                                 ------------

                         CHASE COMMERCIAL MORTGAGE BANK
                          380 Madison Avenue 11th floor
                            New York, New York 10017

                              Date: March 25, 1997

                              Officer's Certificate

            Annual Statement as to Compliance for Calendar Year 1996

                  Commercial Mortgage Pass Through Certificates
              Series 1996-2 of Chase Commercial Mortgage Securities
                              Corp. (the "Company")


o A review of the activities of Chase Commercial Mortgage Bank (a unit of The Chase Manhattan Bank), as Servicer (the "Servicer") under the Pooling and Servicing Agreement, dated as of December 1, 1996 (the "Pooling Agreement"), among the Company, the Servicer, Lennar Partners, Inc., as Special Servicer, LaSalle National Bank, as Trustee, and ABN Amro Bank,
       N. V., as Fiscal Agent, during the preceding year, and its performance under the Pooling Agreement, has been made under this officer's supervision.
o To the best of this officer's knowledge, we have maintained an effective internal control system relating to our servicing of the Mortgaged Loans and have fulfilled our obligations throughout such year.
o The Servicer has received no notification regarding qualification, or challenging the status, of the Trust Fund as a REMIC from the IRS or any other governmental agency.
o Terms not separately defined herein have the meanings specified in the Pooling Agreement.

I have hereunto signed my name and affixed the seal of the Servicer.


Date:    3/25/97                            By:     /s/Janice M. Smith
                                                    ------------------
                                            Name:    Janice M. Smith
                                            Title:            V.P.